Exhibit 99

CELADON CHAIRMAN AND CEO ADOPTS 10b5-1 PLAN

INDIANAPOLIS, IN March 5, 2007 (BUSINESS WIRE) - Celadon Group, Inc. (NASDAQ/GS-CLDN), announced today that Stephen Russell, Celadon’s Chairman of the Board of Directors and Chief Executive Officer, adopted a written sales plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) for trading a portion of the shares of Celadon’s common stock owned by Mr. Russell.

Mr. Russell’s Rule 10b5-1 trading plan is intended to permit the orderly disposition of a portion of his holdings as part of his personal long-term financial plan for asset diversification and liquidity, as well as to fund the exercise of certain outstanding employee stock options. The shares subject to the trading plan represent approximately 7% of Mr. Russell’s holdings of the Company’s common stock and related derivatives. Beginning in April 2007, after the release of the Company’s earnings report for the quarter ending March 31, 2007, a brokerage firm will sell an aggregate of 120,000 shares of Celadon common stock owned by Mr. Russell at the rate of 24,000 shares during each full or partial calendar month through August 17, 2007; provided that the number of shares may be reduced under certain circumstances. Mr. Russell has indicated to the Company that he presently does not intend to sell any shares of the Company’s common stock outside the trading plan during the term of the trading plan.

About Celadon

Founded in 1985, Celadon Group Inc. (www.celadongroup.com) is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada, and Mexico. Celadon also owns TruckersB2BInc. (www.truckersb2b.com) which provides cost savings to about 20,000 member fleets.

Celadon is traded on the Nasdaq under the ticker symbol CLDN and is a component of the Russell Microcap Index.

CONTACT: Celadon Group Inc.
    Craig M. Koven, 800-CELADON Ext. 3812
    317-972-7041 Direct
    317-408-4859 Mobile
    ckoven@celadontrucking.com

SOURCE: Celadon Group Inc.

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